Exhibit 3.171

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

PRENTISS PROPERTIES GREENWOOD, L.L.C.

This Amended and Restated Certificate of Formation of PRENTISS PROPERTIES GREENWOOD, L.L.C. (the “LLC”), dated as of September 6, 2002, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. § 18-208, to amend and restate the original Certificate of Formation of the LLC, which was filed on September 30, 1997, with the Secretary of State of the State of Delaware (the “Certificate”) under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

1. The name of the limited liability company is Delta-Greenwood, LLC.

2. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3. The name and address of the registered agent for service of process on the LLC in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Amended and Restated Certificate of Formation as of the date first above written.

/s/ Michael S. Dana
Michael S. Dana
Authorized Person